                                  EXHIBIT 10.37

                                                              February 24, 1998




[ * ]


Dear [ * ]:

This letter sets forth the terms and conditions of an option agreement between [ * ] and Xenometrix, Inc. ("Xenometrix") as follows:

1) Xenometrix hereby grants [ * ] an exclusive, [ * ] option to acquire a license under Xenometrix's gene expression profiling patents and patent applications as set forth in Exhibit A attached hereto. The field for such option and a license would be [ * ], such definition to be more precisely negotiated in the final agreement. Terms and conditions of the license, including those relating to exclusivity, are to be negotiated. Xenometrix will not enter into any agreements with third parties relating to the potential license in the field during the option period. The parties will begin good faith negotiations for completion of a full license, the detailed terms of which will be negotiated and the parties anticipate will be completed within the sixty days. The option period may be extended by mutual agreement of the parties.

2) The parties anticipate that the full license will be negotiated over the next 60 day period. During the sixty day period [ * ] and Xenometrix will :

     o Negotiate such a license in good faith. It is anticipated that the terms of the license will provide for exclusivity in the field of [ * ], with reasonable cooperative rights of enforcement and sublicensing only in such field. The license will provide for payment of reasonable royalties and/or milestone payments resulting from sales of licensed products and services, and will provide for stacking provisions accounting for any required royalty payments to others. The parties do not anticipate that the royalty rate for covered products will exceed about [ * ]% of net sales of products and services covered by the license (anticipated to include products sold for study of comparative analysis of expression with exposure to potential therapeutic agents) or, in the alternative, will provide for annual fixed fee or milestone based payments. Such license will include other conventional licensing conditions;

     o     Explore, discuss and potentially negotiate [ * ];

     o Explore, discuss and potentially negotiate develop a research and development funding plan whereby Xenometrix would develop [ * ]; and


* CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

     o Explore, discuss and potentially negotiate the development of [ * ], possibly involving third parties.

3) In return for the option and other consideration set forth herein, [ * ] agrees to pay Xenometrix [ * ] upon execution of this letter agreement. In the event that an agreement is not completed within sixty (60) days, [ * ] will pay Xenometrix [ * ] decreased by [ * ]% per month until an agreement is completed or the [ * ] option period expires. [ * ] may, at its option, terminate this agreement after sixty (60) days, with no further obligation to Xenometrix. All payments will be creditable to the payment of any royalties or milestone payments provided for in the license.

We look forward to working with you to form a strategic alliance which we believe will result in exciting business opportunities for both of our companies.

Sincerely,
XENOMETRIX, INC.

/s/ Stephen J. Sullivan  2/24/98
---------------------------------------------
By:     Stephen J. Sullivan
Title:  President and Chief Executive Officer

                                   Accepted and approved as of the date stated above:

                                   [ * ]

                                   By:    [ * ]

                                   Title:  [ * ]





* CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                                    EXHIBIT A


                            EUKARYOTIC GENE PROFILING

Country         Patent/Application #       Filing Date       Issue Date      Comments

US              08/008,896                 1/21/93                           Abandoned

US              08/374,641                 7/21/95                           CIP; Notice of Allowance 2/17/98

Australia       61243/94                   1/21/94

Canada          2154265                    1/21/94

EPC             0 680 517                  1/21/94                           Issued 11/12/97;  issue date 11/12/97
                                                                             Austria, Belgium, Denmark, France, UK,
                                                                             Germany, Greece, Ireland, Italy,
                                                                             Luxembourg, Monaco, Portugal, Spain,
                                                                             Sweden, Switzerland

Japan           6-517147                   1/21/94

Singapore       9601405-5                  2/13/96

PCT             US94/00583                 1/21/94

Germany         694 06 772.5-08                              11/25/97

                                    EXHIBIT A


                            BACTERIAL GENE PROFILING


Country             Patent/Application #            Filing Date          Issue Date      Comments

U.S.                08/367,122                      1/6/95               12/31/96        Patent No. 5,589,337

EPO                 0651825                         7/6/93               1/14/98         Issued

U.S.                08/231,990                      4/21/94              12/17/96        Patent No. 5,585,232

Singapore           9601688-6                       2/14/96

Canada              2,139,667                       7/6/93

Japan               6-503562                        7/6/93

Korea               95-700038                       7/6/93

U.S.                07/910793                       7/6/92                               Abandoned

Australia           45884/93                        7/6/93

Norway              95.0040                         7/6/93